Exhibit 99.1

BlueLinx Reports Third Quarter 2023 Results

ATLANTA, October 31, 2023 – BlueLinx Holdings Inc. (NYSE: BXC), a leading U.S. wholesale distributor of building products, today reported financial results for the three months ended September 30, 2023.

THIRD QUARTER 2023 HIGHLIGHTS
(all comparisons are versus the prior year period unless otherwise noted)

•Net sales of $810 million
•Gross profit of $139 million, gross margin of 17.2% and specialty product gross margin of 19.8%
•Net income of $24 million, or $2.71 diluted earnings per share
•Adjusted net income of $27 million, or $2.98 adjusted diluted earnings per share
•Adjusted EBITDA of $50 million, 6.2% of net sales
•Operating cash generated of $78 million and free cash flow of $73 million
•Available liquidity of $816 million, including $470 million cash on hand
•Net debt of $107 million and net leverage ratio of 0.5x
•Completion of $18 million in share repurchases
•Announcement of new $100 million share repurchase authorization

“Our third quarter results demonstrate our ability to execute on our strategy, despite a challenging interest rate environment adversely impacting the housing and building products sector,” said Shyam Reddy, President, and CEO of BlueLinx. “We were pleased with our financial results, especially our strong margins in specialty products which accounted for about 70% of our net sales. Structural products also had solid margins and continue to support our specialty business. In addition, we returned $18 million to shareholders under our previous $100 million share repurchase program, which is now complete. Today we announced a new $100 million share repurchase authorization, further demonstrating our commitment to returning capital to shareholders.”

“Our continued strong free cash flow generation contributed to ending the quarter with $470 million in cash on hand and net leverage of 0.5x.” said Andy Wamser, Chief Financial Officer of BlueLinx. “We remain focused on growing our higher margin specialty business, continuing to make improvements in our operations, and maintaining a consistent and balanced approach to capital allocation to drive long-term shareholder value.”

THIRD QUARTER 2023 FINANCIAL PERFORMANCE
In the third quarter of 2023, net sales were $810 million, a decrease of $251 million, or 24% when compared to the third quarter of 2022. Gross profit was $139 million, a decrease of $50 million, or 26%, year-over-year, and gross margin was 17.2%, down 70 basis points from the same period last year.

Net sales of specialty products, which includes products such as engineered wood, siding, millwork, outdoor living, specialty lumber and panels and industrial products were $559 million, a decrease of $165 million, or 23% when compared to the third quarter of 2022. This decline was due to a combination of deflation and lower volumes across several specialty categories. Gross profit from specialty product sales was $111 million, a decrease of $41 million, or 27% when compared to the third quarter of last year. Gross margin was 19.8% compared to 20.9% in the prior year period.

Net sales of structural products, which includes products such as lumber, plywood, oriented strand board, rebar, and remesh, decreased $85 million, or 25%, to $251 million in the third quarter. The decrease in structural sales was due primarily to the year-over-year declines in the average composite prices of framing lumber and structural panels of 26% and 6%, respectively. Gross profit from sales of structural products was $28 million, a decrease of $10 million from the prior year period, and gross margin was 11.3%, flat versus the prior year period.

Selling, general and administrative (“SG&A”) expenses were $91 million in the third quarter of 2023, $0.3 million lower than the prior year period. The year-over-year decrease in SG&A was primarily due to lower delivery costs, offset by higher operating expenses associated with the Vandermeer acquisition.

Net income was $24 million, or $2.71 per diluted share, versus $60 million, or $6.38 per diluted share, in the prior year period. Adjusted Net Income was $27 million, or $2.98 per diluted share compared to $61 million, or $6.56 per diluted share in the third quarter of last year.

Adjusted EBITDA was $50 million, or 6.2% of net sales, for the third quarter of 2023, as compared to $100 million, or 9.4% of net sales in the third quarter of 2022.

Net cash generated from operating activities was $78 million in the third quarter of 2023 and free cash flow was $73 million. The cash generated during the third quarter was driven by net income and a net benefit from working capital, primarily related to a reduction of approximately $15 million in inventory.

CAPITAL ALLOCATION AND FINANCIAL POSITION
During the third quarter, BlueLinx invested $5 million of cash in capital investments used to improve its distribution facilities and upgrade its fleet. Additionally, the Company purchased approximately $18 million of the Company’s common stock through open market transactions under its previous $100 million share repurchase program, which, as of early October, is now complete.

Our Board of Directors has approved a new share repurchase authorization of $100 million. Under the share repurchase authorization, the Company may repurchase its common stock from time to time, without prior notice, subject to prevailing market conditions and other considerations.

As of September 30, 2023, total debt was $577 million, consisting of $300 million of senior secured notes that mature in 2029 and $277 million of finance leases. Available liquidity was $816 million which included an undrawn revolving credit facility that had $346 million of availability plus cash and cash equivalents of $470 million. Net debt was approximately $107 million, resulting in a net leverage ratio of 0.5x on trailing twelve-month Adjusted EBITDA of $209 million.

FOURTH QUARTER 2023 OUTLOOK
Through the first four weeks of the fourth quarter of 2023, specialty product gross margin was in the range of 18% to 19% with average daily volumes slightly down compared to what we experienced during the third quarter of 2023, but in line with historical seasonality. Structural product gross margin was in the range of 9% to 10%, with average daily sales volumes slightly up compared to the third quarter of 2023.

CONFERENCE CALL INFORMATION
BlueLinx will host a conference call on November 1, 2023, at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of the BlueLinx website at https://investors.bluelinxco.com, and a replay of the webcast will be available at the same site shortly after the webcast is complete.

To participate in the live teleconference:

Domestic Live: 1-877-407-4018
International Live: 1-201-689-8471

To listen to a replay of the teleconference, which will be available through November 15, 2023:

Domestic Replay: 1-844-512-2921
International Replay: 1-412-317-6671
Passcode: 13741137

ABOUT BLUELINX
BlueLinx (NYSE: BXC) is a leading U.S. wholesale distributor of residential and commercial building products with both branded and private-label SKUs across product categories such as lumber, panels, engineered wood, siding, millwork, and industrial products. With a strong market position, broad geographic coverage footprint servicing 50 states, and the strength of a locally focused sales force, we distribute a comprehensive range of products to our customers which include national home centers, pro dealers, cooperatives, specialty distributors, regional and local dealers and industrial manufacturers. BlueLinx provides a wide range of value-added services and solutions to our customers and suppliers, and we operate our business through a broad network of distribution centers. To learn more about BlueLinx, please visit www.bluelinxco.com.

CONTACT
Tom Morabito
Investor Relations Officer
(470) 394-0099
investor@bluelinxco.com

NON-GAAP MEASURES
The Company reports its financial results in accordance with GAAP. The Company also believes that presentation of certain non-GAAP measures may be useful to investors and may provide a more complete understanding of the factors and trends affecting the business than using reported GAAP results alone. Any non-GAAP measures used herein are reconciled to their most directly comparable GAAP measures herein or in the financial tables accompanying this news release. The Company cautions that non-GAAP measures are not presentations made in accordance with GAAP and are not intended to present superior measures of our financial condition from those measures determined under GAAP. Non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results. The Company further cautions that its non-GAAP measures, as used herein, are not necessarily comparable to other similarly titled measures of other companies due to differences in methods of calculation.

Adjusted EBITDA and Adjusted EBITDA Margin. BlueLinx defines Adjusted EBITDA as an amount equal to net income (loss) plus interest expense and all interest expense related items, income taxes, depreciation and amortization, and further adjusted for certain non-cash items and other special items, including compensation expense from share based compensation, one-time charges associated with the legal, consulting, and professional fees related to our merger and acquisition activities, gains or losses on sales of properties, amortization of deferred gains on real estate, and expense associated with our restructuring activities, such as severance, in addition to other significant and/or one-time, nonrecurring, non-operating items.

The Company presents Adjusted EBITDA because it is a primary measure used by management to evaluate operating performance. Management believes this metric helps to enhance investors’ overall understanding of the financial performance and cash flows of the business. Management also believes Adjusted EBITDA is helpful in highlighting operating trends. Adjusted EBITDA is frequently used by securities analysts, investors, and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results.

We determine our Adjusted EBITDA Margin, which we sometimes refer to as our Adjusted EBITDA as a percentage of net sales, by dividing our Adjusted EBITDA for the applicable period by our net sales for the applicable period. We believe that this ratio is useful to investors because it more clearly defines the quality of earnings and operational efficiency of translating sales to profitability.

Adjusted Net Income and Adjusted Earnings Per Share (basic and/or diluted). BlueLinx defines Adjusted Net Income as net income adjusted for certain non-cash items and other special items, including compensation expense from share based compensation, one-time charges associated with the legal, consulting, and professional fees related to our merger and acquisition activities, gains or losses on sales of properties, amortization of deferred gains on real estate, and expense associated with our restructuring activities, such as severance, in addition to other significant and/or one-time, nonrecurring, non-operating items, further adjusted for the tax impacts of such reconciling items. BlueLinx defines Adjusted Earnings Per Share (basic and/or diluted) as the Adjusted Net Income for the period divided by the weighted average outstanding shares (basic and/or diluted) for the periods presented.

We believe that Adjusted Net Income and Adjusted Earnings Per Share (basic and/or diluted) are useful to investors to enhance investors’ overall understanding of the financial performance of the business. Management also believes Adjusted Net Income and Adjusted Earnings Per Share (basic and/or diluted) are helpful in highlighting operating trends.

Free Cash Flow. BlueLinx defines free cash flow as net cash provided by operating activities less total capital expenditures. Free cash flow is a measure used by management to assess our financial performance, and we believe it is useful for investors because it relates to the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures that can be used for, among other things, investment in our business, strengthening our balance sheet, and repayment of our debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure.

Net Debt and Net Leverage Ratio. BlueLinx calculates net debt as its total short- and long-term debt, including outstanding balances under our senior secured notes and revolving credit facility and the total amount of its obligations under financing leases, less cash and cash equivalents. We believe that net debt is useful to investors because our management reviews our net debt as part of its management of overall liquidity, financial flexibility, capital structure and leverage, and creditors and credit analysts monitor our net debt as part of their assessments of our business. We determine our overall net leverage ratio by dividing our net debt by trailing twelve-month Adjusted EBITDA. We believe that this ratio is useful to investors because it is an indicator of our ability to meet our future financial obligations. In addition, the ratio is a measure that is frequently used by investors and creditors.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Forward-looking statements include, without limitation, any statement that predicts, forecasts, indicates or implies future results, performance, liquidity levels or achievements, and may contain the words “believe”, “anticipate”, “could”, “expect”, “estimate”, “intend”, “may”, “project”, “plan”, “should”, “will”, “will be”, “will likely continue”, “will likely result”, “would” or words or phrases of similar meaning.

The forward-looking statements in this press release include statements about our confidence in the Company’s long-term growth strategy; our ability to capitalize on supplier-led price increases and our value-added services; our areas of focus and management initiatives; the demand outlook for construction materials and expectations regarding new home construction, repair and remodel activity and continued investment in existing and new homes; our positioning for long-term value creation; our efforts and ability to generate profitable growth; our ability to increase net sales in specialty product categories; our ability to generate profits and cash from sales of specialty products; our multi-year capital allocation plans; our ability to manage volatility in wood-based commodities; our improvement in execution and productivity; our efforts and ability to maintain a disciplined capital structure and capital allocation strategy; our ability to maintain a strong balance sheet; our ability to focus on operating improvement initiatives and commercial excellence; and constraints, volatility or disruptions in the capital markets or other factors affecting the amount and timing of share repurchases and whether or not the Company will continue, and the timing of, any open market repurchases.

Forward-looking statements in this press release are based on estimates and assumptions made by our management that, although believed by us to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties that may cause our business, strategy, or actual results to differ materially from the forward-looking statements. These risks and uncertainties include those discussed in greater detail in our filings with the Securities and Exchange Commission. We operate in a changing environment in which new risks can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause our business, strategy, or actual results to differ materially from those contained in forward-looking statements. Factors that may cause these differences include, among other things: pricing and product cost variability; volumes of product sold; competition; changes in the supply and/or demand for products that we distribute; the cyclical nature of the industry in which we operate; housing market conditions; consolidation among competitors, suppliers, and customers; disintermediation risk; loss of products or key suppliers and manufacturers; our dependence on international suppliers and manufacturers for certain products; potential acquisitions and the integration and completion of such acquisitions; business disruptions; effective inventory management relative to our sales volume or the prices of the products we distribute; information technology security risks and business interruption risks; the ability to attract, train, and retain highly qualified associates and other key personnel while controlling related labor costs; exposure to product liability and other claims and legal proceedings related to our business and the products we distribute; natural disasters, catastrophes, fire, wars, or other unexpected events; successful implementation of our strategy; wage increases or work stoppages by our union employees; costs imposed by federal, state, local, and other regulations; compliance costs associated with federal, state, and local environmental protection laws; costs associated with federal law and regulations regarding importation of products; the effect of global pandemics such as COVID-19 and other widespread public health crisis and their effects on our business; fluctuations in our operating results; our level of indebtedness and our ability to incur additional debt to fund future needs; the covenants of the instruments governing our indebtedness limiting the discretion of our management in operating the business; the fact that we have consummated certain sale leaseback transactions with resulting long-term non-cancelable leases, many of which are or will be finance leases; the fact that we lease many of our distribution centers, and we would still be obligated under these leases even if we close a leased distribution center; inability to raise funds necessary to finance a required repurchase of our senior secured notes; a lowering or withdrawal of debt ratings; changes in our product mix; increases in fuel and other energy prices; availability of third-part freight providers; changes in insurance-related deductible/retention reserves based on actual loss experience; the possibility that the value of our deferred tax assets could become impaired; changes in our expected annual effective tax rate could be volatile; changes in actuarial assumptions for our pension plan; the costs and liabilities related to our participation in multi-employer pension plans could increase; the risk that our cash flows and capital resources may be insufficient to service our existing or future indebtedness; variable interest rate risk under certain indebtedness changes in, or interpretation of, accounting principles; stock price fluctuations; the possibility that we could be the subject of securities class action litigation due to stock price volatility; possibility of unfavorable research about our business or industry or lack of coverage or reporting; activities of activist shareholders; and indebtedness terms that limit our ability to pay dividends on common stock.

Given these risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We expressly disclaim any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
(In thousands, except per share data)
Net sales	$809,981	$1,060,761	$2,423,852	$3,602,445
Cost of sales	670,735	871,385	2,015,264	2,920,610
Gross profit	139,246	189,376	408,588	681,835
Gross margin	17.2%	17.9%	16.9%	18.9%
Operating expenses (income):
Selling, general, and administrative	91,354	91,678	271,278	274,305
Depreciation and amortization	8,089	6,688	23,758	19,952
Amortization of deferred gains on real estate	(984)	(983)	(2,952)	(2,951)
Gains from sales of property	—	—	—	(144)
Other operating expenses	1,131	1,267	5,240	2,731
Total operating expenses	99,590	98,650	297,324	293,893
Operating income	39,656	90,726	111,264	387,942
Non-operating expenses:
Interest expense, net	5,577	10,444	19,575	32,992
Other expense, net	594	(361)	1,782	916
Income before provision for income taxes	33,485	80,643	89,907	354,034
Provision for income taxes	9,103	21,134	23,247	89,844
Net income	$24,382	$59,509	$66,660	$264,190

Basic earnings per share	$2.72	$6.44	$7.39	$28.03
Diluted earnings per share	$2.71	$6.38	$7.38	$27.82

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2023	December 31, 2022
(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$469,783	$298,943
Receivables, less allowances of $3,614 and $3,449, respectively	297,568	251,555
Inventories, net	364,162	484,313
Other current assets	39,501	42,121
Total current assets	1,171,014	1,076,932
Property and equipment, at cost	381,593	360,869
Accumulated depreciation	(165,976)	(155,260)
Property and equipment, net	215,617	205,609
Operating lease right-of-use assets	42,145	45,717
Goodwill	55,372	55,372
Intangible assets, net	31,817	34,989
Deferred tax assets	54,898	56,169
Other non-current assets	14,596	15,254
Total assets	$1,585,459	$1,490,042
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$202,256	$151,626
Accrued compensation	18,624	22,556
Finance lease liabilities - current portion	9,813	7,089
Operating lease liabilities - current portion	6,845	7,432
Real estate deferred gains - current portion	3,935	3,935
Pension benefit obligation	2,380	1,521
Other current liabilities	24,045	16,518
Total current liabilities	267,898	210,677
Non-current liabilities:
Long-term debt, net of debt issuance costs and discount	293,413	292,424
Finance lease liabilities, less current portion	267,530	265,986
Operating lease liabilities, less current portion	37,007	40,011
Real estate deferred gains, less current portion	67,550	70,403
Other non-current liabilities	20,549	20,512
Total liabilities	953,947	900,013
Commitments and contingencies
STOCKHOLDERS' EQUITY:
Common Stock, $0.01 par value, 20,000,000 shares authorized, 8,795,908 and 9,048,603 outstanding on September 30, 2023 and December 31, 2022, respectively	88	90
Additional paid-in capital	174,906	200,748
Accumulated other comprehensive loss	(30,745)	(31,412)
Accumulated stockholders’ equity	487,263	420,603
Total stockholders’ equity	631,512	590,029
Total liabilities and stockholders’ equity	$1,585,459	$1,490,042

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
(In thousands)
Cash flows from operating activities:
Net income	$24,382	$59,509	$66,660	$264,190
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	8,089	6,688	23,758	19,952
Amortization of debt discount and issuance costs	330	330	989	823
Gains from sales of property	—	—	—	(144)
Deferred income tax	567	1,813	1,117	(939)
Amortization of deferred gains from real estate	(984)	(983)	(2,952)	(2,951)
Share-based compensation	2,980	2,092	9,475	6,029
Changes in operating assets and liabilities:
Accounts receivable	(3,227)	62,124	(46,013)	(20,898)
Inventories	15,150	41,669	120,151	(47,521)
Accounts payable	11,287	(31,318)	49,791	28,197
Taxes payable	—	(9,850)	—	612
Pension contributions	—	(195)	—	(677)
Other current assets	5,790	2,959	2,621	(440)
Other assets and liabilities	13,242	7,768	5,127	(197)
Net cash provided by operating activities	77,606	142,606	230,724	246,036

Cash flows from investing activities:
Proceeds from sale of assets	63	117	191	648
Property and equipment investments	(4,899)	(12,197)	(18,938)	(19,079)
Net cash used in investing activities	(4,836)	(12,080)	(18,747)	(18,431)

Cash flows from financing activities:
Common stock repurchase and retirement	(17,722)	—	(29,321)	(66,427)
Repurchase of shares to satisfy employee tax withholdings	(1,197)	(3,618)	(5,157)	(9,788)
Principal payments on finance lease liabilities	(2,393)	(2,496)	(6,659)	(7,229)
Net cash used in financing activities	(21,312)	(6,114)	(41,137)	(83,444)

Net change in cash and cash equivalents	51,458	124,412	170,840	144,161
Cash and cash equivalents at beginning of period	418,325	104,952	298,943	85,203
Cash and cash equivalents at end of period	$469,783	$229,364	$469,783	$229,364

BLUELINX HOLDINGS INC.
RECONCILIATION OF NON-GAAP MEASUREMENTS
(Unaudited)

The following schedule reconciles net income to Adjusted EBITDA:

	Three Months Ended		Nine Months Ended		Trailing Twelve Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
(In thousands)
Net income	$24,382	$59,509	$66,660	$264,190	$98,646	$337,810
Adjustments:
Depreciation and amortization	8,089	6,688	23,758	19,952	31,419	26,715
Interest expense, net	5,577	10,444	19,575	32,992	28,855	43,205
Term loan debt issuance costs(1)	—	—	—	—	—	1,603
Provision for income taxes	9,103	21,134	23,247	89,844	31,988	114,701
Share-based compensation expense	2,980	2,092	9,475	6,029	13,063	7,609
Amortization of deferred gains on real estate	(984)	(983)	(2,952)	(2,951)	(3,935)	(3,936)
Gain from sales of property(1)	—	—	—	(144)	—	(7,284)
Pension termination and related expenses(1)(2)	594	—	1,782	—	1,782	—
Acquisition-related costs(1)(3)(5)	75	233	92	233	1,114	233
Restructuring and other(1)(4)(5)	606	1,034	4,699	4,498	6,503	5,961
Adjusted EBITDA	$50,422	$100,151	$146,336	$414,643	$209,435	$526,617

(1)Reflects non-recurring items of approximately $1.3 million in beneficial items to the current quarterly period and approximately $1.3 million in beneficial items to the prior quarterly period. For the current year nine-month period, reflects non-recurring, beneficial items of approximately $6.6 million and the prior year nine-month period reflects $4.6 million of non-recurring, beneficial items. For the trailing twelve months ended, reflects approximately $9.4 million of non-recurring, beneficial items, and approximately $0.5 million of non-recurring, beneficial items, in the prior trailing twelve- month period.
(2)Reflects expenses related to our previously disclosed termination of the BlueLinx Corporation Hourly Retirement Plan.
(3)Reflects primarily legal, professional, technology and other integration costs.
(4)Reflects costs related to our restructuring efforts, such as severance, net of other one-time non-operating items.
(5)Certain amounts for prior periods in fiscal 2023 have been reclassified for Acquisition-related costs and Restructuring and other.

The following tables reconciles net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share:

	Three Months Ended		Nine Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
(In thousands, except per share data)
Net income	$24,382	$59,509	$66,660	$264,190
Adjustments:
Share-based compensation expense	2,980	2,092	9,475	6,029
Amortization of deferred gains on real estate	(984)	(983)	(2,952)	(2,951)
Gain from sales of property	—	—	—	(144)
Pension termination and related expenses	594	—	1,782	—
Acquisition-related costs (2)	75	233	92	233
Restructuring and other (2)	606	1,034	4,699	4,498
Tax impacts of reconciling items above (1)	(889)	(623)	(3,387)	(1,945)
Adjusted net income	$26,764	$61,262	$76,369	$269,910

Basic EPS	$2.72	$6.44	$7.39	$28.03
Diluted EPS	$2.71	$6.38	$7.38	$27.82

Weighted average shares outstanding - Basic	8,936	9,230	9,010	9,425
Weighted average shares outstanding - Diluted	8,970	9,328	9,028	9,497

Non-GAAP Adjusted Basic EPS	$2.99	$6.63	$8.47	$28.63
Non-GAAP Adjusted Diluted EPS	$2.98	$6.56	$8.45	$28.42

(1)Tax impact calculated based on the effective tax rate for the respective three and nine-month periods presented.
(2)Certain amounts for prior periods in fiscal 2023 have been reclassified for Acquisition-related costs and Restructuring and other.

The following schedule presents our Adjusted EBITDA margin as a percentage of net sales:

	Three Months Ended		Nine Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
(Dollar amounts in thousands)
Net sales	$809,981	$1,060,761	$2,423,852	$3,602,445
Adjusted EBITDA	$50,422	$100,151	$146,336	$414,643
Adjusted EBITDA margin	6.2%	9.4%	6.0%	11.5%

The following schedule presents our revenues disaggregated by specialty and structural product category:

	Three Months Ended		Nine Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
(Dollar amounts in thousands)
Net sales by product category
Specialty products	$558,851	$724,323	$1,697,679	$2,280,090
Structural products	251,130	336,438	726,173	1,322,355
Total net sales	$809,981	$1,060,761	$2,423,852	$3,602,445

Gross profit by product category
Specialty products	$110,898	$151,428	$326,366	$515,781
Structural products	28,348	37,948	82,222	166,054
Total gross profit	$139,246	$189,376	$408,588	$681,835

Gross margin % by product category
Specialty products	19.8%	20.9%	19.2%	22.6%
Structural products	11.3%	11.3%	11.3%	12.6%
Total gross margin %	17.2%	17.9%	16.9%	18.9%

The following schedule presents Net Debt and the Net Leverage Ratio for the Trailing Twelve Months:

	Period Ending
	September 30, 2023	October 1, 2022
(Dollar amounts in thousands)
Finance lease liabilities - short term	$9,813	$8,732
Long term debt(1)	300,000	300,000
Finance lease liabilities - long term	267,530	264,004
Total debt	577,343	572,736
Less: available cash	469,783	229,364
Net Debt	107,560	343,372
Trailing twelve month Adjusted EBITDA	$209,435	$526,617
Net Leverage Ratio	0.5x	0.7x

(1) As of September 30, 2023 and October 1, 2022, our long-term debt is comprised of $300 million of senior-secured notes issued in October 2021. These notes are presented under the long-term debt caption of our condensed consolidated balance sheets at $293.4 million and $292.1 million as of September 30, 2023 and October 1, 2022, respectively. This presentation is net of their discount of $3.1 million and $3.6 million and the combined carrying value of our debt issuance costs of $3.4 million and $4.3 million as of September 30, 2023 and October 1, 2022, respectively. Our senior secured notes are presented in this table at their face value for the purposes of calculating our net leverage ratio.

The following schedule presents free cash flow:

	Three Months Ended		Nine Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
(In thousands)
Net cash provided by operating activities	$77,606	$142,606	$230,724	$246,036
Less: Property and equipment investments	(4,899)	(12,197)	(18,938)	(19,079)
Free cash flow	$72,707	$130,409	$211,786	$226,957